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                                                                                         EXHIBIT 11


                          AIR & WATER TECHNOLOGIES
                     COMPUTATION OF PER SHARE EARNINGS
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                     APRIL 30                    APRIL 30
                                                                     --------                    --------
                                                                1998            1997         1998          1997
                                                                ----            ----         ----          ----
BASIC EARNINGS (LOSS) PER SHARE:

  1.  Loss from continuing operations . . . . . . . . .          $ (11,856)   $ (33,304)   $ (23,529)     $ (43,096)
  2.  Less preferred dividends  . . . . . . . . . . . .                  --        (825)           --        (1,650)
  3. Loss from continuing operations applicable to
      common stockholders   . . . . . . . . . . . . . .            (11,856)     (34,129)     (23,529)       (44,746)
  4.  Loss from discontinued operations . . . . . . .               (6,000)     (30,682)      (6,000)       (33,420)
  5.  Net loss applicable to common stockholders .. . .          $ (17,856)   $ (64,811)   $ (29,529)     $ (78,166)
  6.  Weighted average shares outstanding   . . . . . .            140,490       32,019       87,753         32,019
  7.  Loss per share from continuing operations (3/6)            $    (.09)   $   (1.07)   $    (.27)$        (1.40)
  8.  Loss per share from discontinued operations
      (4/6)   . . . . . . . . . . . . . . . . . . . . .               (.04)        (.95)        (.07)         (1.04)
  9.  Net loss per share  . . . . . . . . . . . . . . .          $    (.13)   $   (2.02)   $    (.34)     $   (2.44)


DILUTED EARNINGS (LOSS) PER SHARE (1):

 10. Line 3 above  . . . . . . . . . . . . . . . . . .           $ (11,856)   $ (34,129)   $ (23,529)     $ (44,746)
 11. Add back preferred dividends .  . . . . . . . . .                  --          825           --          1,650
 12. Add back interest, on assumed conversion of the
       Company's 8% Convertible Debentures  . . .. . .               2,300        2,300        4,600          4,600
 13. Loss from continuing operations . . . . . . . . .              (9,556)     (31,004)     (18,929)       (38,496)
 14. Loss from discontinued operations  . . .  . . . .              (6,000)     (30,682)      (6,000)       (33,420)
 15. Net loss  . . . . . . . . . . . . . . . . . . . .           $ (15,556)   $ (61,686)   $ (24,929)     $ (71,916)
 16. Weighted average shares outstanding (Line 6)  . .             140,490       32,019       87,753         32,019
 17. Add additional shares issuable upon assumed
      conversion of preferred shares from
      date of issuance   . . . . . . . . . . . . . . .                 --         4,800           --          4,800
 18. Add additional shares issuable upon assumed
      conversion of the Company's 8% Convertible
      Debentures  .  . . . . . . . . . . . . . . . . .               3,833        3,833        3,833          3,833
 19. Adjusted weighted average shares outstanding . . .            144,323       40,652       91,586         40,652
 20. Loss per share from continuing operations (13/19)          $     (.07)   $    (.76)   $    (.20)    $     (.95)
 21. Loss per share from discontinued operations
     (14/19) . . . . . . . . . . . . . . . . . . . . .                (.04)        (.76)        (.07)          (.82)
 22. Net loss per share  . . . . . . . . . . . . . . .          $     (.11)   $   (1.52)   $    (.27)    $    (1.77)
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(1) Diluted earnings (loss) per share are not presented as the Company's common stock equivalents and the assumed conversion of the Company's 8%
Convertible Debentures are anti-dilutive.